Exhibit 10.9

ACCESSION DEED

To:	Sumitomo Mitsui Banking Corporation as Agent

From:	PT UTAC Manufacturing Services Indonesia

Dated:	6 August 2014

Dear Sirs

UTAC MANUFACTURING SERVICES LIMITED - Subordination Agreement

dated 4 June 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Deed. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	PT UTAC Manufacturing Services Indonesia agrees to be bound by the terms of the Agreement as a Junior Finance Party.

3.	PT UTAC Manufacturing Services Indonesia is a company duly incorporated under the laws of the Republic of Indonesia.

4.	PT UTAC Manufacturing Services Indonesia’s administrative details are as follows:

Address:	22 Ang Mo Kio Industrial Park 2, Singapore 569506

Fax No.:	(65) 6551 1521

Attention:	General Counsel

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by Singapore law.

6.	This Accession Deed shall be executed by the parties both in the Indonesian and English languages to comply with Law No. 24. The parties further agree that in the event of any inconsistency between the Indonesian and English language versions of this Accession Deed, the English language version shall prevail to the fullest extent permitted by Law and the Indonesian version will be amended accordingly.

7.	Each party agrees that no claim, challenge or proceeding shall be brought against the other party on the basis of non-compliance with Law No. 24.

This Accession Deed has been executed and delivered as a deed on the date stated at the beginning of this Accession Deed.

PT UTAC Manufacturing Services Indonesia

/s/ William John Nelson

Name:	William John Nelson

Title:	President Director

This Accession Deed is accepted by the Agent.

Sumitomo Mitsui Banking Corporation

By:	/s/ Noburu Kato	Date: 12 August 2014

Noburu Kato
Director & General Manager
Head of Investment Banking Dept, Asia